TG THERAPEUTICS AND RHIZEN PHARMACEUTICALS ANNOUNCE GLOBAL AGREEMENT FOR DEVELOPMENT AND COMMERCIALIZATION OF NOVEL PI3K DELTA SELECTIVE INHIBITOR, TGR-1202

IND Filing Expected Fourth Quarter 2012

Collaboration and Licensing Payments Could Exceed $250MM

New York, NY (August 16, 2012) TG Therapeutics, Inc. (TG Therapeutics) and Rhizen Pharmaceuticals S A (Rhizen) today announced that the companies have entered into an exclusive global agreement to collaborate on the development and commercialization of Rhizen’s lead product candidate, a novel P13K delta inhibitor, TGR-1202 (previously referred to as RP5264). The companies will jointly develop the product on a worldwide basis, excluding India, initially focusing on indications in the area of hematologic malignancies and autoimmune disease. Beyond TGR-1202, Rhizen would contribute backup molecules providing multiple opportunities for TG to develop differentiated therapies against hematologic cancers and autoimmune diseases.

TG Therapeutics will make up-front licensing payments and milestones based on early clinical development, and will be responsible for the costs of clinical development of the products through Phase II, after which TG Therapeutics and Rhizen will be jointly responsible for all development costs of the product. TG Therapeutics and Rhizen will each maintain an exclusive option, exercisable at specific times during development, for TG Therapeutics to license the rights to TGR-1202, in which case Rhizen would be eligible to receive upfront, development, and commercialization milestone payments in addition to milestone payments and royalties tied to net sales of the product, the aggregate of which could exceed $250 million. Rhizen shall maintain rights to manufacture and supply the product to TG Therapeutics, and TG Therapeutics will be responsible for all clinical and regulatory development for TGR-1202 globally.

TGR-1202 is a highly specific, orally available, PI3K delta inhibitor, targeting the delta isoform with nanomolar potency and several fold selectivity over the alpha, beta, and gamma isoforms of PI3K. Inhibition of PI3K delta signaling with TGR-1202 has demonstrated robust activity in numerous pre-clinical models and primary cells from patients with hematologic malignancies. An IND for TGR-1202 is expected to be filed by the end of 2012.

“We are excited to enter into this collaboration with Rhizen Pharmaceuticals, whose innovative pre-clinical development program has yielded an impressive portfolio of PI3K delta inhibitors that we are eager to advance into development,” stated Michael S. Weiss, Executive Chairman and Interim CEO of TG Therapeutics, who continued, “TGR-1202 has already demonstrated encouraging pre-clinical activity,“ and will serve to expand our pipeline as we seek to develop much needed therapies for patients suffering from hematologic malignancies.”

“The deep clinical and regulatory development knowledge and experience of the team at TG Therapeutics, and the existing clinical program focused on B-cell malignancies, makes TG an ideal partner with which to collaborate on development of TGR-1202,” stated Swaroop Vakkalanka, President of Rhizen Pharmaceuticals.

ABOUT PI3K & TGR-1202

The phosphoinositide-3-kinases (PI3Ks) are a family of enzymes involved in cellular functions, including cell proliferation and survival, cell differentiation, intracellular trafficking and immunity. The delta isoform of PI3K is strongly implicated in B-cell related lymphomas. Rhizen has developed novel selective inhibitors of the PI3K delta pathway, believed to be important in the proliferation and survival of B-cell lymphocytes. The lead candidate TGR-1202 has demonstrated activity in preclinical xenograft models and primary cells from patients for hematologic cancers.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is an innovative, clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative and medically important pharmaceutical products for the treatment of cancer and other underserved therapeutic needs. Currently we are developing ublituximab (TGTX-1101), a novel, third generation monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. (www.tgtxinc.com)

Contact:

Jenna Bosco

Director - Investor Relations

TG Therapeutics, Inc.

Telephone: 212-554-4484

Email: ir@tgtxinc.com

ABOUT RHIZEN PHARMACEUTICALS

Rhizen is a biopharmaceutical company dedicated to the discovery and development of novel therapeutics to treat cancer and immune disorders. Rhizen has to date created a diverse portfolio of proprietary drug candidates targeting several cancers and immune associated cellular pathways. Rhizen Pharmaceuticals is a privately held company founded in 2008 and headquartered in La Chaux-de-fonds, Switzerland. (www.rhizen.com)

Contact:

Haripriya Addepalli

Email: info@rhizen.com

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for TGR-1202 may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TGR-1202; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data analyses from prior pre-clinical and clinical trials; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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